Exhibit 99.1

BREITLING OIL AND GAS CORPORATION AND BREITLING

ROYALTIES CORPORATION ANNOUNCE ASSET PURCHASE AGREEMENT

WITH BERING EXPLORATION, INC.

Independent Oil and Natural Gas Company Going Public through Merger with Bering Exploration

Dallas, Texas and Houston, Texas – December 9, 2013 – Bering Exploration, Inc. (OTC:BERX) (the “Company”) and Breitling Oil and Gas Corporation, together with Breitling Royalties Corporation (collectively, “Breitling”) jointly announced today that the Company and Breitling have entered into an Asset Purchase Agreement pursuant to which the Company has issued to Breitling approximately 461.9 million shares of common stock in exchange for substantially all of the oil and gas assets owned by Breitling (the “Transaction”).

In connection with the closing of the Transaction, all of the Company’s outstanding convertible notes were converted into common stock. The shares of common stock issued to Breitling represent over 92% of the shares of common stock on a fully diluted basis following the closing of the Transaction (the “Closing”). Breitling has executed a Non-Transfer Agreement with the Company providing that for a period of 15 months following the Closing Date it will not transfer any common stock or make any agreement relating thereto. The Closing did not affect the shares of common stock held by the Company’s existing public stockholders.

New Era for Exploration and Production Company

“This is an exciting and natural progression of Breitling’s growth trajectory,” said Chris Faulkner, incoming Chief Executive Officer and President. “Since the Company was founded, Breitling has accomplished its strategic vision and continues to create stakeholder value through an innovative approach to developing and expanding assets.”

Breitling was founded in October 2004 in Dallas, Texas. Breitling is an independent exploration and production company with proved reserves throughout several major basins in the United States. Breitling is engaged in the acquisition, development and production of crude oil, natural gas and natural gas liquids, primarily in the states of Texas, Oklahoma and North Dakota. Based upon Breitling’s latest reserve report as of October 1, 2013, Breitling’s proved, probable and possible oil and gas assets have a net present value of approximately $25.7 million, using a 10% discount rate, oil priced at $97.10 per barrel and gas priced at 3.66 per MMBtu.

Name Change to Breitling Energy Corporation and Stock Split Approved

At the closing date of the Transaction (the “Closing Date”), the Company’s board of directors approved and recommended to the Company’s stockholders for their approval (i) an amendment to the Company’s Articles of Incorporation to change the Company’s name to “Breitling Energy Corporation” and (ii) a reverse stock split (the “Reverse Split”) of the common stock at a ratio within a range from 1-for-2 to 1-for-100 and to grant authorization to the Board of Directors to determine, in its discretion, the timing and the ratio of the Reverse Split at any time prior to June 30, 2014. The Company has filed a preliminary Information Statement with the SEC concerning the name change and Reverse Split and intends to implement the name change as soon as the required waiting period has expired. The Company intends to apply to have its common stock listed on a national securities exchange.

Bering Primaries and Directors Step Down

J. Leonard Ivins, the Company’s Chairman of the Board and Chief Executive Officer, and Steven M. Plumb, a director and the Company’s Chief Financial Officer, Chief Operating Officer, President and Secretary, each resigned their positions as officers of the Company at the Closing.

At the Closing Date, all of the existing directors of the Company delivered to the Company an irrevocable resignation of their positions as a director effective as of the expiration of the ten-day period (the “Waiting Period”) following the later of (i) the filing by the Company with the SEC of a Schedule 14f-1 disclosing the appointment of new directors to the Company’s board of directors and (ii) the mailing by the Company to its stockholders of the Schedule 14f-1. Just prior to the end of the Waiting Period, the Company’s existing board of directors will appoint Breitling’s designees as members of the Company’s board of directors and then the existing board members will resign.

New Breitling Energy Corp Executive Lineup

The Company’s executive officers following the Closing of the Transaction and directors (who will be appointed once the Waiting Period has expired) are and will be:

Name	Position
Chris A. Faulkner	Chief Executive Officer, nominee for director
Jeremy S. Wagers	Chief Operating Officer and General Counsel, nominee for director
Jonathan S. Huberman	Nominee for director
Richard H. Mourglia	Nominee for director
Chris E. Williford	Nominee for director

Chris Faulkner. Mr. Faulkner founded Breitling in 2004 and has been its President, Chief Executive Officer and Chairman of the Board since that time. He is a frequent lecturer at industry events and is a member of many industry organizations, including the Texas Alliance of Energy Producers, the Dallas Petroleum Club, Independent Petroleum association of America, Texas Independent Producers and Royalty Owners Association.

Jeremy S. Wagers. Mr. Wagers joined Breitling as Chief Compliance Officer and General Counsel in December 2012 and became Chief Operating Officer in August 2013. Prior to joining Breitling, Mr. Wagers was Senior Vice President, General Counsel and Corporate Secretary for Triangle Petroleum Corporation. From 2002 through 2005, he practiced law as a corporate finance and M&A attorney with Vinson & Elkins, LLP, in Houston, Texas and from 2005 through 2011, he practiced law as a corporate finance and M&A attorney with Skadden, Arps, Slate, Meagher & Flom LLP, in Houston, Texas.

Jonathan S. Huberman. Since July 2013, Mr. Huberman has President and CEO of Tiburon, Inc., a software provider for the public safety industry. From February 2012 until June 2013, he was Managing Director at the Gores Group, Tiburon’s primary investor. From June 2008 until February 2012, Mr. Huberman was President of the Consumer and Small Business Products Division at EMC Corporation and was also responsible for the company’s China growth initiatives.

Richard H. Mourglia. Mr. Mourglia has served as General Counsel and Senior Vice President-Land of Dune Energy, Inc. since August 2008. From 1990 until joining Dune, Mr. Mourglia was in private practice with major national and international law firms where his practice focused on a variety of oil and gas/energy transactional matters.

Chris W. Williford. Mr. Williford has over 35 years’ experience in various senior financial positions in the oil and gas sector. Since September 2013, Mr. Williford has been chief financial officer of Silverback Exploration, LLC, a member of the EnCap financed family of portfolio exploration and production companies. From September 2011 until September 2013, he was chief financial officer of Central Montana Resources LLC, another exploration and production company. Prior to joining Central Montana Resources LLC, he spent almost 19 years as chief financial officer/treasurer of Abraxas Petroleum Corporation, a publicly traded company.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release regarding future expectations, access to public capital markets, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as “forward-looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s periodic reports and other documents filed with the SEC. Actual results may vary materially.

Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and other risks and uncertainties set forth in Company’s periodic reports and other documents filed with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Chris Faulkner

President & CEO

Bering Exploration, Inc.

214-716-2600

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Order number: 981719